UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2003

American Financial Realty Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	1-31678	02-0604479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 The Fairway Jenkintown, PA		19046
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 887-2280

Item 5.    Other Events and Required FD Disclosure.

On September 30, 2003, American Financial Realty Trust (the “Company” or “we”) acquired all of the general and limited partnership interests of First States Wilmington JV, L.P. (“FSW”), the beneficial owner of Three Beaver Valley Road, a Class-A office building containing approximately 263,000 square feet that is located in Wilmington, Delaware. The property is fully occupied and leased on a triple net basis to American International Insurance Company (a wholly owned subsidiary of American Insurance Group) and Wachovia Bank, National Association with 2004 contractual rent of approximately $4.5 million. In January 2006, under the terms of the lease, Wachovia will vacate and American International Insurance Company will expand its premises to become the 100% occupant of the property. We anticipate a 2004 AFFO yield of approximately 27%, exclusive of any additional equity required for, or income derived from, the construction of the two-story parking garage that is currently in progress.

The purchase was made pursuant to the exercise of an option that was originally granted to the Company by the partners of FSW in May 2002. Prior to the acquisition, FSW was controlled by Nicholas S. Schorsch, our President and Chief Executive Officer. Shelley D. Schorsch, our Senior Vice President—Corporate Affairs, and Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions, also owned partnership interests in FSW. Because of Mr. Schorsch’s controlling interest, the decision to exercise our option to acquire the FSW interests was approved by a majority of our independent, non-affiliated trustees.

The total consideration paid by the Company for the FSW interests was approximately $51.7 million, of which $44.8 million consisted of the assumption of debt encumbering the property. The remaining consideration consisted of our issuance of 482,867 units of limited partnership interest of our operating partnership, First States Group, L.P. (“OP Units”), and payment of approximately $130,000 in cash to the partners of FSW, which was calculated based on approximately $6.1 million for the option exercise price, approximately $400,000 for reimbursement of prepaid expenses, debt service reserves and other working capital that will inure to the benefit of the Company after closing and approximately $440,000 for the discount attributable to the OP Units issued.

We had previously disclosed in our Registration Statement on Form S-11 in connection with our initial public offering that we intended to exercise our option to purchase the partnership interests of FSW in the third quarter of 2003, and that we expected the aggregate consideration paid by the Company to be approximately $50.4 million, which took into account the repayment of the associated debt. Based on the Company’s review of the current interest rate environment, we decided to assume, rather than repay, the debt at this time. We anticipate refinancing the assumed debt in 2004.

The Company also decided that, because it was a more efficient utilization of our capital and was accretive to our net tangible book value, it was in the Company’s best interests to offer OP Units to the FSW partners as payment for the portion of the option purchase price that was not attributable to the assumption of the associated debt. The option agreement with the FSW partners only granted us the right to exercise the option for cash, so the Company offered OP Units in lieu of cash based on the average closing price for the Company’s common shares for the five business days preceding the closing date, discounted by 7%. The decision to offer OP Units in lieu of cash to exercise the option was approved by a majority of our independent, non-affiliated trustees.

Under the provisions of the partnership agreement for our operating partnership, the OP Units are convertible into common shares on a one-for-one basis, or, at our option, are redeemable by the Company for cash. Under the terms of this transaction, Nicholas S. Schorsch and Shelley D. Schorsch are prohibited from converting or transferring their OP Units for one year following the closing date. The other partners of FSW are prohibited from converting or transferring their OP Units for six months following the closing date.

A copy of our press release issued on October 8, 2003, describing the Company’s acquisition of Three Beaver Valley Road has been filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Forward-Looking Statements

The forward-looking statements contained in this filing are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this filing.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)   Exhibits.

Exhibit Number	Exhibit Title
99.1	Press release dated October 8, 2003 of American Financial Realty Trust

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN FINANCIAL REALTY TRUST

By:	/s/ EDWARD J. MATEY JR.

Edward J Matey Jr. Senior Vice President and General Counsel

Dated: October 8, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Press release dated October 8, 2003 of American Financial Realty Trust.